                                                                    EXHIBIT 2.2


                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER



     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "First Amendment") is made as of this 2nd day of June, 1994 among Leewards Creative Crafts, Inc., a Delaware corporation ("Leewards"), Michaels Stores, Inc., a Delaware corporation ("Michaels"), and LWA Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Michaels ("Newco").

     Leewards, Michaels and Newco are parties to that certain Agreement and Plan of Merger dated as of May 10, 1994 (the "Merger Agreement"). Except as otherwise defined or modified herein, all capitalized terms used in this First Amendment shall have the meaning set forth in the Merger Agreement.

     In consideration of the mutual agreements contained in the Merger Agreement and in this First Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     A.   AMENDMENTS TO SECTION 1.01 OF THE MERGER AGREEMENT.  Paragraphs (aj),
(ak), (ao) and (ap) of Section 1.01 are hereby deleted in their entirety, and the remaining paragraphs of Section 1.01 and all cross-references thereto shall be deemed to be renumbered accordingly. The following paragraphs of Section
1.01 are hereby amended to read in their entirety as follows (after taking into account the renumbering of paragraphs effected pursuant to the preceding sentence):

          "(aj) "Class D Preferred Redemption Value" means the product obtained by multiplying (i) the Class D Preferred Redemption Value Per Share by (ii) the number of shares of Class D Preferred Stock which are outstanding immediately prior to the Closing.

          (bl) "Eligible Common Equivalents" means the (i) the outstanding shares of Leewards Common Stock or Class C Common Stock immediately prior to the Closing, (ii) the shares of Leewards Common Stock into which the outstanding number of shares of Class B Common Stock immediately prior to the Closing are convertible, (iii) the shares of Leewards Common Stock into which the shares of Class C Preferred Stock with respect to which a Class C Conversion Election has been made are convertible, (iv) the shares of Leewards Common Stock into which the shares of Class E Preferred Stock with respect to which a Class E Conversion Election has been made are convertible and (v) with respect to Management Options not exercised prior to the Closing, the shares of Leewards Common Stock issuable upon exercise of such Management Options as of the Closing.

          (ci) "Fully Diluted Number of Shares" means the sum of (i) the number of outstanding shares of Leewards Common Stock immediately prior to the Closing plus (ii) the number of shares of Leewards Common Stock into which the outstanding number of shares of Class B Common Stock immediately prior to the Closing are convertible plus (iii) the number of shares of Leewards Common Stock into which the outstanding number of shares of Class C Preferred Stock with respect to which a Class C Conversion Election has been made are convertible plus (iv) the number of shares of Leewards Common Stock into which the shares of Class E Preferred Stock with respect to which a Class E Conversion Election has been made are convertible plus (v) with respect to Options not exercised prior to the Closing, the number of shares of Leewards Common Stock issuable upon exercise of the Management Options and the Non-Management Options in full, whether or not exercisable at or prior to the Closing plus (vi) if the Warrant Put Option is not exercised prior to the Closing, the number of shares of Leewards Common Stock issuable upon conversion of the shares of Class B Common Stock into which the Warrant is exercisable. The Fully Diluted Number of Shares shall not include (i) any number of shares of Leewards Common Stock issuable upon conversion of shares of Class C Preferred Stock with respect to which a Class C Redemption Election has been made, shares of Class D Preferred Stock, or shares of Class E Preferred Stock with respect to which a Class E Redemption Election has been made, (ii) any number of shares of Leewards Common Stock issuable upon exercise of Options which are not Management Options or Non-Management Options as of the Closing and (iii) any number of shares of Leewards Common Stock issuable upon exercise of the Warrant if the Warrant Put Option is exercised.

          (dk) "Pro Rata Cash Allocation" means, if the Cash Offering occurs, the ratio obtained by dividing (i) the Cash Proceeds by (ii) the Adjusted Value to Common Equivalents plus the Class A Preferred Redemption Value, plus the Class B Preferred Redemption Value, plus the Exchangeable Preferred Redemption Value, plus the Class C Preferred Redemption Value, plus the Class E Preferred Redemption Value, minus the Aggregate Option and Warrant Value, minus the amounts payable with respect to the Non-Management Options, the Management Options and the Warrant pursuant to Section 2.09(a)."

     B. AMENDMENT TO SECTION 2.02 OF THE MERGER AGREEMENT. Section 2.02 of the Merger Agreement is hereby amended to read in its entirety as follows:

          "SECTION 2.02. THE CLOSING. The Closing shall take place (a) on the earlier of (i) July 31, 1994, or (ii) ten days (or the next succeeding business day if such tenth day is not a business day) after the closing of the underwritten offering of Michaels Common Stock contemplated in Section 2.08(b); provided, in each case that the conditions set forth in Articles VII and VIII hereof shall be fulfilled or waived in accordance with this Agreement; provided, further, that if the conditions set forth in Sections 7.06 and 8.06 have not been fulfilled on or before the date otherwise determined pursuant to this clause (a), the Closing shall take place two business days after such conditions are fulfilled or (iii) three business days following delivery by Michaels to Leewards of its election to proceed to the Closing; provided that all of the conditions set forth in Articles VII and VIII hereof shall be fulfilled or waived in accordance with this Agreement or (b) at such other time and/or on such other date as Leewards and Michaels may agree in writing, subject, in all cases, to Article XII. The date on which the Closing occurs is hereinafter referred to as the "Closing Date.""

     C.   AMENDMENTS TO SECTION 2.08 OF THE MERGER AGREEMENT.  Paragraph (a) of
Section 2.08 is hereby amended to read in its entirety as follows:

          "(a) The total number of shares of Michaels Common Stock to be issued in connection with the Merger as set forth in Section 2.09 below (including the shares to be deposited in escrow pursuant to Section 2.14) shall not exceed 1,550,000 shares of Michaels Common Stock. The total number of shares of Michaels Common Stock to be issued shall equal 1,550,000 shares less a number of shares of Michaels Common Stock equal to (x) the sum of
     (i) the Montgomery Fee plus (ii) the Citicorp Repurchase Price (if the Warrant Put Option is exercised) plus (iii) one-half of the MONY Prepayment Fee plus (iv) all cash paid to holders of the Options or the Warrant (if the Warrant Put Option is not exercised) pursuant to Section 2.09(a) plus
     (v) the Transaction Expenses plus (vi) the Class D Preferred Redemption Value, such sum divided by (y) the Five Day Average."

     D.   AMENDMENT TO SECTION 2.09 OF THE MERGER AGREEMENT.  Paragraphs
(a)(i)(B), (a)(ii)(B), (a)(iii)(H) and (a)(iv)(H) of Section 2.09 are hereby deleted in their entirety and the remaining paragraphs and subparagraphs of
Section 2.09 and all cross-references thereto shall be deemed to be renumbered accordingly.

     (I) Former Section 2.09(a)(i)(C) (now renumbered Section 2.09(a)(i)(B)) is hereby amended to read in its entirety as follows:

                    "(B) The holders of shares of Class E Preferred Stock
               shall have the right to elect to receive for such shares of Class E Preferred Stock either (x) the number of shares of Michaels Common Stock determined pursuant to Section 2.09(a)(iii)(J) (the election pursuant to this clause (x) is referred to herein as the "Class E Redemption Election") or
               (y) the number of shares of Michaels Common Stock determined pursuant to Section 2.09(a)(iii)(I) hereof (the election referred to in this clause (y) is referred to herein as the "Class E Conversion Election"). Each holder of shares of Class E Preferred Stock shall elect the Class E

               Redemption Election or the Class E Conversion Election by written notice delivered to Leewards on or before the Closing."

     (II) Former Section 2.09(a)(ii)(C) (now renumbered Section 2.09(a)(ii)(B)) is hereby amended to read in its entirety as follows:

                    "(B) The holders of shares of Class E Preferred Stock
               shall have the right to elect to receive for such shares of Class E Preferred Stock either (x) the consideration determined pursuant to Section 2.09(a)(iv)(J) (the election pursuant to this clause (x) is referred to herein as the "Class E Redemption Election") or (y) the consideration determined pursuant to Section 2.09(a)(iv)(I) hereof (the election pursuant to this clause (y) is referred to herein as the "Class E Conversion Election"). Each holder of shares of Class E Preferred Stock shall elect the Class E Redemption Election or the Class E Conversion Election by written notice delivered to Leewards on or before the Closing."

     (III) Former Section 2.09(a)(iii)(I) (now renumbered Section
2.09(a)(iii)(H)) is hereby amended to read in its entirety as follows:

                    "(H) Each share of Class D Preferred Stock shall be
               converted into the right to receive cash in an amount equal to the Class D Preferred Redemption Value Per Share."

     (IV) Former Section 2.09(a)(iv)(I) (now renumbered Section 2.09(a)(iv)(H)) is hereby amended to read in its entirety as follows:

                    "(H) Each share of Class D Preferred Stock shall be
               converted into the right to receive cash in an amount equal to the Class D Preferred Redemption Value Per Share."

     E.   AMENDMENTS TO SECTION 2.10 OF THE MERGER AGREEMENT.

     (I) Paragraph (a) of Section 2.10 is amended to read as follows:

          "(a) As of the Effective Time, Michaels shall deposit, or shall cause to be deposited, at the expense of Michaels and with an exchange agent selected by Michaels, which shall be the transfer agent for Michaels Common Stock (the "Exchange Agent"), for the benefit of the holders of Leewards Shares and for exchange in accordance with this Article II, certificates representing the aggregate number of shares of Michaels Common Stock computed in accordance with Section 2.08(a) and cash in order to permit the Exchange Agent to make deliveries pursuant to Section 2.09 hereof (such certificates for shares of Michaels

     Common Stock, together with the amount of any dividends or distributions with respect thereto, and cash being hereinafter referred to as the "Exchange Fund") in exchange for outstanding Leewards Shares."

     (II) There is hereby added to Section 2.10 the following:
          "(i) Notwithstanding any other provision of this Section 2.10, if at or prior to the Closing any holder of Class D Preferred Stock delivers to Michaels (i) a Certificate or Certificates representing shares of Class D Preferred Stock, (ii) wire transfer instructions, (iii) a representation of such holder that it has full power and authority to surrender such Certificate or Certificates, free and clear of any liens, claims, charges or encumbrances and (iv) a duly completed and executed Form W-9 (or appropriate Substitute Form W-9), Michaels shall pay to such holder, by wire transfer (as soon as reasonably possible after the Effective Time) to the account designated in such wire transfer instructions, the amount of cash that such holder is entitled to receive with respect to such shares of Class D Preferred Stock pursuant to Section 2.09(a)(iii)(H) or Section 2.09(a)(iv)(H), as applicable, of this Agreement."

     F. AMENDMENTS TO SECTION 9.01 OF THE MERGER AGREEMENT. Paragraphs (i) and (j) of Section 9.01 are hereby amended to read in their entirety as follows:

          "(i) executed Investment Representation Letters in the form attached as EXHIBIT 9.01(i) from each of the Stockholders that is receiving Michaels Common Stock pursuant to this Agreement;

          (j) executed Escrow Agreement in the form attached as EXHIBIT 2.14 from each holder of Management Options and each Stockholder that holds Leewards Common Stock, Class B Common Stock, Class C Common Stock, Class C Preferred Stock with respect to which a Class C Conversion Election has been made or Class E Preferred Stock with respect to which a Class E Conversion Election has been made; and"

     G. AMENDMENT TO SECTION 13.12 OF THE MERGER AGREEMENT. Section 13.12 of the Merger Agreement is hereby amended to read in its entirety as follows:

          "SECTION 13.12 SERVICE OF PROCESS. Service of any and all process that may be served on any party hereto in any suit, action or proceeding arising out of this Agreement may be made in the manner and to the address set forth in Section 13.10 and service thus made shall be taken and held to be valid personal service upon such party by any party hereto on whose behalf such service is made."

     H. AMENDMENT TO SECTION 10.03 OF THE MERGER AGREEMENT. There is hereby added the following paragraph (d) to Section 10.03:

          "(d) INDEMNIFICATION. The rights and obligations of the persons identified in paragraphs (c) and (d) of Section 10.01 with respect to indemnification shall also apply with respect to any registration statement filed pursuant to Section 10.03(a), or any prospectus forming a part thereof, or any amendment or supplement thereto."

     I. AMENDMENT TO EXHIBIT 2.14 OF THE MERGER AGREEMENT. Chase Manhattan Investment Holdings, Inc. is hereby deleted as a signatory to the Escrow Agreement attached as Exhibit 2.14 and there is hereby added to Section 12 of
Exhibit 2.14 the following:

          "(c) Notwithstanding anything in this Agreement to the contrary, in no event shall the Representative be entitled to be indemnified in an amount, in the aggregate, in excess of $3,500,000 plus reasonable attorneys' fees."

     J. MISCELLANEOUS. Except as herein expressly modified, the terms and provisions of the Merger Agreement shall remain as originally executed.

     IN WITNESS WHEREOF, the parties have executed this First Amendment and caused the same to be duly delivered on their behalf on the day and year first hereinabove written.

                                   MICHAELS:

                                   MICHAELS STORES, INC.



                                   By:  /s/ Kristin L. Magnuson
                                      ------------------------------------------
                                        Kristin L. Magnuson, Vice President


                                   NEWCO:

                                   LWA ACQUISITION CORPORATION



                                   By:  /s/ Kristin L. Magnuson
                                      ------------------------------------------
                                        Kristin L. Magnuson, Vice President


                                   LEEWARDS:

                                   LEEWARDS CREATIVE CRAFTS, INC.



                                   By:  /s/ Jon H. Browne
                                      ------------------------------------------
                                        Jon H. Browne, Senior Vice President